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                                                                    Exhibit 3.16


                  AMENDMENT TO BYLAWS OF PUBLIC STORAGE, INC.
                ADOPTED BY THE BOARD OF DIRECTORS ON MAY 9, 1996



          WHEREAS: The Board of Directors of this corporation considers it to be in the best interests of the corporation to decrease the authorized number of directors of the corporation from eight (8) to six (6); and

          WHEREAS: The corporation's Bylaws permit the Board of Directors to designate the number of directors of the corporation provided that such number is within the range of not less than five (5) or more than nine (9).

          NOW, THEREFORE, BE IT RESOLVED: That the second sentence of Section 3 of Article IV of the corporation's Bylaws is hereby amended to read as follows:

          "The exact number of directors shall be six (6) until changed within the limits specified above, by a bylaw amending this section 3, duly adopted by the board of directors or by the shareholders."